                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




      Date of report (Date of earliest event reported)     September 8, 2000
                                                        ------------------------

                            Stockwalk.com Group, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

          Minnesota                             0-22247                        41-1756256
-------------------------------        ------------------------            -------------------
(State or Other Jurisdiction of        (Commission File Number)               (IRS Employer
        Incorporation)                                                     Identification No.)

   5500 Wayzata Boulevard, Suite 800, Minneapolis, Minnesota         55416
   ---------------------------------------------------------       ----------
            (Address of Principal Executive Offices)               (Zip Code)

                                  763.542.6000
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On June 6, 2000, the registrant announced that it had entered into a definitive merger agreement with Kinnard Investments, Inc. ("Kinnard"). The merger was completed on September 8, 2000. Following is a discussion of the material terms of this transaction, including a description of the material terms of the merger agreement.

Kinnard

         Prior to its acquisition by the registrant, Kinnard was a publicly held holding company that provided financial products and services, primarily through its broker-dealer subsidiary, John G. Kinnard and Company, Incorporated ("JGK"). JGK is a member of the Chicago Stock Exchange and the NASD, and is a registered investment advisor under the Investment Advisors Act of 1940. As of September 8, 2000, the registrant owned approximately 6.8% of Kinnard's outstanding shares of common stock primarily acquired in 1999. As of December 31, 1999, Kinnard had 248 full-time employees. As of March 31, 2000, Kinnard employed 111 registered representatives, had total revenues of approximately $54.9 million and was a market maker for approximately 175 equity securities. Pursuant to the Kinnard agreement, Kinnard merged with and into the registrant's wholly-owned subsidiary, SW Acquisition, Inc., with SW Acquisition, Inc. being the surviving entity.

The Merger

         Pursuant to the terms of the Kinnard agreement, the registrant obligated itself to issue an aggregate of 3,557,819 shares (the equivalent of
 .7676 shares of the registrant's common stock for each issued and outstanding share of Kinnard common stock) of its registered common stock to the former shareholders of Kinnard, and to pay to such shareholders an aggregate of $21,346,914 in cash ($6.00/share for each outstanding Kinnard share).

         Pursuant to the terms of the Kinnard agreement, the registrant also paid to the former holders of Kinnard's outstanding options and warrants to purchase common stock an aggregate of $4.1 million, which is the equivalent of $6.00 in cash plus the cash value of the stock that would have been issued had the option or warrant been exercised prior to the merger, less the per share exercise price of the option or warrant. In conjunction with Kinnard, we also established a retention program to be used to retain various registrant and Kinnard employees. We expect to pay approximately $3.5 million in retention bonuses. Finally, pursuant to contractual obligations that existed between Kinnard and its former Chief Executive Officer, Mr. William Farley, we will make payments aggregating approximately $2.0 million to Mr. Farley, a portion of which is allocated to a non-compete agreement, excluding consideration issued in connection with outstanding shares of Kinnard common stock owned by him for the merger consideration and consideration received in connection with payment for the exchange of outstanding options and warrants owned by him.

         The shares of the registrant's stock to be issued in connection with the Kinnard transaction will be registered, i.e., they will be freely tradable, except for shares issued to certain Kinnard affiliates. In addition to the foregoing, the registrant's agreement with Kinnard contains other customary terms and conditions, including representations and warranties from Kinnard.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(A)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

         AUDITED FINANCIAL STATEMENTS FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1999:
              INDEPENDENT AUDITORS REPORT.................................................................... 4
              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION................................................. 5
              CONSOLIDATED STATEMENTS OF OPERATIONS.......................................................... 6
              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY................................................ 7
              CONSOLIDATED STATEMENTS OF CASH FLOWS.......................................................... 8
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................................................... 9-20

         UNAUDITED FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2000:
              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION.................................................21
              CONSOLIDATED STATEMENTS OF OPERATIONS..........................................................22
              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY................................................23
              CONSOLIDATED STATEMENTS OF CASH FLOWS..........................................................24-25
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................26-29

(B)      UNAUDITED PRO FORMA FINANCIAL INFORMATION:
              UNAUDITED CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF FINANCIAL CONDITION....................30
              UNAUDITED CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF OPERATIONS.............................31
              UNAUDITED CONSOLIDATED CONDENSED PRO FORMA FOOTNOTES TO FINANCIAL STATEMENTS...................32-33


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Kinnard Investments, Inc.:

     We have audited the accompanying consolidated statements of financial condition of Kinnard Investments, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kinnard Investments, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/  KPMG LLP
Minneapolis, Minnesota
February 17, 2000

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                   AT DECEMBER 31,
                                                                ----------------------
                                                                  1998          1999
                                                                --------      --------
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
ASSETS
Cash and cash equivalents...................................    $ 2,689       $ 8,018
Receivable from clearing firm...............................      1,009           590
Miscellaneous receivables...................................      3,527         2,899
Trading securities, at market...............................      8,221        12,976
Office equipment at cost, less accumulated depreciation of
  $2,540 and $3,594, respectively...........................      1,888         1,247
Investment securities, at fair value........................     16,918        13,992
Income tax receivable.......................................      1,456             0
Deferred income taxes.......................................        242           354
Other assets................................................        414           351
                                                                -------       -------
     Total assets...........................................    $36,364       $40,427
                                                                =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Securities sold but not yet purchased, at market..........        257           844
  Accrued compensation......................................      3,770         6,233
  Other accounts payable and accrued expenses...............      2,831         3,158
  Income taxes payable......................................          0         1,228
                                                                -------       -------
     Total liabilities......................................      6,858        11,463
                                                                =======       =======
Shareholders' equity
  Common stock, $.02 par value; authorized 7,500 shares;
     issued and outstanding 5,483 and 4,782 shares,
     respectively...........................................        110            96
  Additional paid-in capital................................      9,265         6,028
  Retained earnings.........................................     20,131        22,840
                                                                =======       =======
     Total shareholders' equity.............................     29,506        28,964
                                                                -------       -------
     Total liabilities and shareholders' equity.............    $36,364       $40,427
                                                                =======       =======

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------
                                                      1997           1998           1999
                                                    ---------      ---------      ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Commissions...................................     $14,745        $14,684        $16,645
  Principal transactions........................      25,929         16,453         22,708
  Net gains/losses on investment account........         455           (187)         6,520
  Investment banking............................       3,977          5,640          3,839
  Interest......................................       2,276          1,422          1,638
  Other.........................................       2,464          2,932          3,518
                                                     -------        -------        -------
          Total revenues........................      49,846         40,944         54,868
                                                     -------        -------        -------
Expenses:
  Compensation and benefits.....................      33,872         31,360         34,628
  Floor brokerage and clearance.................       4,171          3,413          3,931
  Communications................................         787            910            765
  Occupancy and equipment.......................       5,333          5,554          5,161
  Other.........................................       5,147          5,336          5,870
                                                     -------        -------        -------
       Total expenses...........................      49,310         46,573         50,355
                                                     -------        -------        -------
Income (loss) before income taxes...............         536         (5,629)         4,513
Income tax expense (benefit)....................         228         (2,253)         1,804
                                                     -------        -------        -------
Net income (loss)...............................     $   308        $(3,376)       $ 2,709
                                                     =======        =======        =======
Earnings (loss) per common share:
  Basic.........................................     $  0.05        $ (0.58)       $  0.54
  Diluted.......................................     $  0.05        $ (0.58)       $  0.53
                                                     =======        =======        =======

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                    COMMON STOCK       ADDITIONAL                     TOTAL
                                  -----------------      PAID-IN      RETAINED    SHAREHOLDERS'
                                  SHARES    AMOUNT       CAPITAL      EARNINGS       EQUITY
                                  ------    -------    -----------    --------    -------------
                                                         (IN THOUSANDS)
Balance, December 31, 1996....    6,027       120         12,710       23,199         36,029
                                  -----      ----        -------      -------        -------
  Issuance of shares under
     employee stock option
     plan.....................       68         1            230                         231
  Issuance of new shares......      325         7          1,700                       1,707
  Repurchase of stock.........     (465)       (9)        (2,694)                     (2,703)
  Net income..................                                            308            308
                                  -----      ----        -------      -------        -------
Balance, December 31, 1997....    5,955       119         11,946       23,507         35,572
                                  -----      ----        -------      -------        -------
  Issuance of shares under
     employee stock purchase
     plan.....................       13         0             78                          78
  Issuance of shares under
     employee stock option
     plan.....................       81         2            379                         381
  Repurchase of stock.........     (566)      (11)        (3,138)                     (3,149)
  Net loss....................                                         (3,376)        (3,376)
                                  -----      ----        -------      -------        -------
Balance, December 31, 1998....    5,483      $110        $ 9,265      $20,131        $29,506
                                  -----      ----        -------      -------        -------
  Issuance of shares under
     employee stock option
     plan.....................       59         1            273                         274
  Repurchase of stock.........     (760)      (15)        (3,604)                     (3,619)
  Tax benefit from stock
     options exercised........                                94                          94
  Net income..................                                          2,709          2,709
                                  -----      ----        -------      -------        -------
Balance, December 31, 1999....    4,782      $ 96        $ 6,028      $22,840        $28,964
                                  =====      ====        =======      =======        =======

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       FOR YEARS ENDED
                                                                        DECEMBER 31,
                                                                -----------------------------
                                                                 1997       1998       1999
                                                                -------    -------    -------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash received from customers and clearing firm............    $45,103    $40,553    $42,960
  Cash paid to suppliers and employees......................    (49,473)   (46,550)   (45,819)
  Interest:
    Received................................................      2,276      1,422      1,638
    Paid....................................................          0          0          0
  Income taxes (paid) refunded..............................     (3,349)       317        862
                                                                -------    -------    -------
  Net cash used in operating activities.....................     (5,443)    (4,258)      (359)
                                                                -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of:
    Office equipment........................................          5         63          0
    Investment securities...................................     16,511     16,285     18,220
  Purchases of:
    Office equipment........................................     (1,074)    (1,505)      (413)
    Investment securities...................................    (17,866)   (10,685)    (8,774)
  Funds released from escrow................................          0      1,593          0
                                                                -------    -------    -------
  Net cash provided by (used in) investing activities.......     (2,424)     5,751      9,033
                                                                -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock..................................      1,938        459        274
  Repurchase of common stock................................     (2,703)    (3,149)    (3,619)
                                                                -------    -------    -------
  Net cash used in financing activities.....................       (765)    (2,690)    (3,345)
                                                                -------    -------    -------
Increase (decrease) in cash and cash equivalents............     (8,632)    (1,197)     5,329
Cash and cash equivalents at beginning of year..............     12,518      3,886      2,689
                                                                -------    -------    -------
Cash and cash equivalents at end of year....................    $ 3,886    $ 2,689    $ 8,018
                                                                =======    =======    =======
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH USED IN
  OPERATING ACTIVITIES:
  Net income (loss).........................................    $   308    $(3,376)   $ 2,709
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
  Depreciation and amortization.............................        766        821      1,054
  Net unrealized loss (gain) on investment securities.......       (222)       626     (1,344)
  Net realized gain on sale of investment securities........       (233)      (439)    (5,176)
  Realized loss (gain) on sale of office equipment..........         21          0          0
  Deferred income taxes.....................................         89       (462)      (322)
  (Increase) decrease in:
    Receivable from clearing firm...........................        968     (1,009)       419
    Miscellaneous receivables...............................     (1,211)      (216)       628
    Trading securities, at market...........................     (3,072)     2,509     (4,755)
    Income tax receivable...................................          0     (1,456)     1,456
    Other assets............................................        (56)        66         63
  Increase (decrease) in:
    Due to clearing firm....................................      1,069     (1,069)         0
    Securities sold but not yet purchased, at market........         73       (658)       587
    Accrued compensation....................................       (306)       176      2,463
    Other accounts payable and accrued expenses.............       (427)       247        327
    Income taxes payable....................................     (3,210)       (18)     1,532
                                                                -------    -------    -------
Net cash used in operating activities.......................    $(5,443)   $(4,258)   $  (359)
                                                                =======    =======    =======

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Kinnard Investments, Inc. ("Kinnard") is a holding company that has been providing financial products and services for over 50 years. The primary subsidiary, John G. Kinnard and Company, Incorporated ("John G. Kinnard" or "JGK"), is a regional broker-dealer headquartered in Minneapolis, Minnesota. Kinnard and John G. Kinnard are hereinafter collectively referred to as the "Company".

     John G. Kinnard is a full-service broker-dealer engaged in securities brokerage, trading, investment banking, asset management and related financial services to both retail and institutional customers. Its principal business is trading, underwriting, research and sale of securities of emerging growth companies with market capitalizations up to $250 million. Kinnard also negotiates, underwrites and participates in fixed income debt offerings. Other products and services include mutual funds, insurance products, investment management, IRA services and fixed income securities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Kinnard Investments, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Kinnard does not present a statement of comprehensive income as there are no items. Kinnard does not provide balance sheet data for segment reporting as this data is not measured.

CASH AND CASH EQUIVALENTS

     Kinnard considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

SECURITIES TRANSACTIONS

     Securities transactions and the related revenues and expenses are recorded on a settlement date basis, which is not materially different than if such transactions were recorded on trade date. Trading securities, securities sold but not yet purchased and investment securities that are readily marketable are stated at quoted market values. Trading and investment securities not readily marketable are carried at fair value as determined by management. Unrealized gains and losses are included in earnings.

MISCELLANEOUS RECEIVABLES

     Included in miscellaneous receivables are forgivable loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. Such loans are forgivable based on continued employment and are amortized

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) over the term of the loan, which is generally three to five years, using the straight-line method.

INCOME TAXES

     Kinnard accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under this method, deferred tax liabilities and assets and the resultant provision for income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

OFFICE EQUIPMENT

     The cost of office equipment is depreciated using accelerated methods over the estimated useful lives of two to seven years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of Kinnard's financial assets and liabilities are carried at market value or at amounts which, because of their short-term nature, approximate current fair value.

MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

EMPLOYEE STOCK COMPENSATION

     Kinnard has elected to continue following the guidance of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", for measurement and recognition of stock-based transactions with employees. Kinnard has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". See Note 10 to the Consolidated Financial Statements for additional information.

EARNINGS PER SHARE

     Basic earnings per share are based upon the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share take into account the dilutive effect, if any, of stock options and other potential dilutive common shares outstanding during the period.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The following reconciliation illustrates the computation of basic and diluted earnings per share:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1997      1998       1999
                                                          ------    -------    ------
                                                           (IN THOUSANDS, EXCEPT PER
                                                                  SHARE DATA)
Net income (loss).....................................    $  308    $(3,376)   $2,709
                                                          ======    =======    ======
Weighted average number of common shares
  outstanding.........................................     6,149      5,825     5,050
Dilutive effect of stock options and warrants.........        82          0        22
                                                          ------    -------    ------
Weighted average number of common and potential
  dilutive common shares outstanding:.................     6,231      5,825     5,072
                                                          ======    =======    ======
Basic earnings (loss) per share.......................    $ 0.05    $ (0.58)   $ 0.54
Diluted earnings (loss) per share.....................    $ 0.05    $ (0.58)   $ 0.53
                                                          ======    =======    ======

     Non-dilutive options as of December 31, 1997, 1998 and 1999 totaled 447,000, 537,000 and 574,000, respectively.

NOTE 2. BINDING ARBITRATION AWARD

     On December 10, 1999, the National Association of Securities Dealers ("NASD") issued a binding arbitration award for $16.6 million in favor of Kinnard and against Dain Rauscher Corporation ("Dain") and several of its investment executives who were wrongfully recruited by Dain from Kinnard from 1997 to 1999.

     NASD arbitration awards are not subject to appeal. While Dain has filed a motion with the Hennepin County District Court (the "Court") to vacate the arbitration panel's decision, Kinnard believes that vacatur is unlikely due to the narrow grounds upon which a binding arbitration award may be vacated. Under both Federal and Minnesota Arbitration Acts, the Court must find evidence of fraud, corruption, misconduct or partiality on the part of the arbitration panel, or that the panel exceeded its powers in rendering its award decision.

     The award included compensatory damages of $9.1 million, punitive damages of $7.1 million and reimbursement of legal costs of $350 thousand. Upon exhaustion of all vacatur efforts, Kinnard anticipates recognizing up to $16.6 million in revenue. Recognition of such revenue may result in additional compensation and income tax expense. The additional compensation expense would result from an incremental ESOP contribution and additional incentive compensation, both based on pre-tax income.

     The following unaudited pro forma information has been prepared assuming that the binding arbitration settlement had been recognized during the period presented after the

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 2. BINDING ARBITRATION AWARD (CONTINUED) impact of certain adjustments to revenue, employee compensation based on current formulas and the related income tax effects thereof.

                     PRO FORMA STATEMENT OF OPERATIONS DATA

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1999
                                                                ---------------------
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
                                                                     (UNAUDITED)
Revenues....................................................           $71,085
Expenses....................................................           $53,491
                                                                       -------
Income before income taxes..................................            17,594
Income tax expense..........................................             7,037
                                                                       -------
Net income..................................................           $10,557
                                                                       =======
Earnings per common share:
  Basic.....................................................           $  2.09
  Diluted...................................................           $  2.08
Book value per common share:................................           $  7.70
                                                                       =======

NOTE 3. OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Included in other accounts payable and accrued expenses are vendor accounts payable, accrual for contingencies, sales incentive program accruals and miscellaneous payables.

NOTE 4. SECURITIES

     Trading securities are summarized as follows:

                                                                  DECEMBER 31,
                                                                -----------------
                                                                 1998      1999
                                                                ------    -------
                                                                 (IN THOUSANDS)
Trading securities:
  Corporate stocks..........................................    $2,298      1,837
  U.S. government and municipal bonds.......................     3,702     10,226
  Corporate debt securities.................................     2,221        913
                                                                ------    -------
                                                                $8,221    $12,976
                                                                ======    =======
Securities sold but not yet purchased:
  Corporate stocks..........................................    $  252    $   433
  Corporate debt securities.................................         5        411
                                                                ------    -------
                                                                $  257    $   844
                                                                ======    =======

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 4. SECURITIES (CONTINUED)
     Revenues from principal transactions are generated by market making activities in both equity and fixed income products. Revenues from equity principal transactions were $18.8 million, $10.9 million and $17.2 million for the years ended December 31, 1997, 1998 and 1999. Revenues from fixed income principal transactions were $7.1 million, $5.5 million and $5.5 million for the years ended December 31, 1997, 1998 and 1999.

     Investment securities are summarized as follows:

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1998       1999
                                                                -------    -------
                                                                  (IN THOUSANDS)
Investment securities:
  Corporate stocks..........................................    $ 4,590    $ 3,166
  U.S. government bonds.....................................      5,557      7,065
  Outside money managers....................................      6,771      3,761
                                                                -------    -------
                                                                $16,918    $13,992
                                                                =======    =======

NOTE 5. NOTES PAYABLE

     JGK maintains a discretionary credit facility providing for conditional short-term borrowing of up to $10 million. The facility limits borrowing to 90 days and is secured by the firm's marketable securities. Advances under the facility are at the bank's sole discretion, accrue interest at a fluctuating interest rate to be agreed upon by JGK and the bank, and are subject to certain affirmative and negative covenants. There are no fees or compensating balances related to this line of credit. There were no outstanding borrowings at December 31, 1998 and 1999 nor for the years then ended.

NOTE 6. EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     Employees are eligible to participate in the Employee Stock Ownership Plan and Trust (ESOP) upon completing one year of service. Contributions to the ESOP are made at the discretion of Kinnard and can be made in cash or other property, as the Trustees of the ESOP consider appropriate. These contributions are used primarily to purchase stock of Kinnard. A participant is generally fully vested after five years of service. During the years ended December 31, 1997, 1998 and 1999, Kinnard contributed $0, $0 and $796,093, respectively, to the ESOP.

PENSION AND PROFIT SHARING PLANS

     Kinnard has defined contribution pension and profit sharing plans covering substantially all employees who have completed at least one full year of continuous service. Kinnard contributes to the pension plan, on behalf of each eligible employee, an amount equal to five percent of their annual qualified compensation. This contribution is reflected

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 6. EMPLOYEE BENEFIT PLANS (CONTINUED) as an operating expense and amounted to $1.0 million, $781,000 and $854,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     There were no contributions to the Profit Sharing Plan for the years ended December 31, 1999, 1998 and 1997. Kinnard does not intend to make any further contributions to the Profit Sharing Plan so long as the ESOP is in effect.

NOTE 7. INCOME TAXES

     Income tax expense (benefit) is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                        1997         1998          1999
                                                        ----    --------------    ------
                                                                 (IN THOUSANDS)
Current:
  Federal...........................................    $ 97       $(1,433)       $2,533
  State.............................................      42          (358)         (407)
Deferred............................................      89          (462)         (322)
                                                        ----       -------        ------
                                                        $228       $(2,253)       $1,804
                                                        ====       =======        ======

     The provision for income taxes for the years ended December 31, 1997, 1998 and 1999, differs from the amount obtained by applying the U.S. federal income tax rate of 34% to pretax income due to the following:

                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                            1997       1998         1999
                                                            ----      -------      ------
Ordinary federal income tax expense (benefit).........      $182      $(1,914)     $1,534
State income taxes, net of federal tax benefit........        46         (339)          0
Other.................................................         0            0         270
                                                            ----      -------      ------
                                                            $228      $(2,253)     $1,804
                                                            ====      =======      ======

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 7. INCOME TAXES (CONTINUED)
     The tax effects of temporary differences that give rise to Kinnard's deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                                --------------
                                                                1998     1999
                                                                ----    ------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Accruals not currently deductible.........................    $627    $  680
  Receivables...............................................     216       219
  Other.....................................................     137       386
                                                                ----    ------
                                                                 980     1,285
                                                                ====    ======
Deferred tax liabilities:
  Unrealized appreciation of investment securities..........     658       868
  Other.....................................................      80        63
                                                                ----    ------
                                                                 738       931
                                                                ----    ------
Net deferred tax asset......................................    $242    $  354
                                                                ====    ======

     Kinnard has determined that there is no need to establish a valuation allowance for the deferred tax asset. That determination is based on the assumption that it is more likely than not that the deferred tax asset will be realized principally through future reversals of existing taxable temporary differences and future taxable income.

NOTE 8. NET CAPITAL REQUIREMENTS AND DIVIDEND RESTRICTIONS

     Kinnard is subject to the Securities and Exchange Commission (SEC) Rule 15c3-1, net capital requirements for brokers and dealers, which required Kinnard to maintain minimum net capital of $799,000 as of December 31, 1999. Also, under this rule, the ratio of aggregate indebtedness to net capital may not exceed 15 to 1, and Kinnard may be prohibited from expanding its business or paying cash dividends if its ratio of aggregate indebtedness to net capital is greater than 10 to 1. At December 31, 1999, Kinnard had net capital of $8.0 million, and a ratio of aggregate indebtedness to net capital of 1.5 to 1.

     Kinnard is exempt from the provisions of SEC Rule 15c3-3, customer protection: reserves and custody of securities, as Kinnard's clearing firm is responsible for complying with these provisions. Accordingly, the computation for determination of reserve requirements and information relating to the possession or control requirements is not required for Kinnard.

NOTE 9. EQUITY

     Kinnard's 16.5 million shares of authorized undesignated stock may be designated by the Board of Directors as either preferred stock or common stock.

     During the years 1997, 1998 and 1999 Kinnard repurchased 465,000, 566,000 and 760,000 shares of its common stock at a total cost of $2.7 million, $3.1 million and

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

9. EQUITY (CONTINUED)
$3.6 million, respectively. In October 1998, the board of directors authorized the repurchase of 1,000,000 shares in the open market or through privately negotiated transactions, at the discretion of the firm's management. In November 1999, the board of directors authorized the repurchase of an additional 1,000,000. Remaining shares authorized for repurchase at December 31, 1999 are 1,231,491.

     In April 1997, Kinnard entered into a Subscription and Purchase Agreement with William F. Farley, whereby Mr. Farley purchased 325,000 Units of securities of Kinnard for $1.7 million or $5.25 per Unit. Each Unit consisted of one share of common stock of Kinnard and a warrant to purchase an additional share at a price of $6.00 per share.

     Kinnard has an Employee Stock Purchase Plan ("ESPP") under which 1,050,000 shares are authorized for issuance. The ESPP allows employees to set aside up to 15% of earnings to purchase shares of Kinnard's common stock. Shares are issued semi-annually at a price equal to 85% of a defined market price, but not less than book value at the end of the period. Reserved but unissued shares under the Plan were 689,538 at December 31, 1999.

NOTE 10. STOCK OPTION PLANS

     Under Kinnard's 1990 and 1997 Stock Option Plans, a total of 620,000 and 1 million shares, respectively, have been reserved for options to employees and Directors of Kinnard. At December 31, 1999 authorized but unissued shares were 161,857 for the 1990 Stock Option Plan and 463,500 for the 1997 Stock Option Plan. Under terms of the plan, options are generally granted at the current market price, but not less than the book value per share. The options may be exercised over the period prescribed at the time of the grant, not to exceed ten years.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 10. STOCK OPTION PLANS (CONTINUED)
     The options, in general, vest evenly over five years. Stock option transactions are summarized below:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                               NUMBER OF    EXERCISE
                                                                SHARES       PRICE
                                                               ---------    --------
Outstanding at December 31, 1996...........................     368,200      $4.40
Granted....................................................     488,000       5.98
Exercised..................................................     (67,693)      4.01
Forfeited or expired.......................................    (131,557)      5.39
                                                               --------      -----
Outstanding at December 31, 1997...........................     656,950       5.37
Granted....................................................     250,000       5.97
Exercised..................................................     (81,250)      4.69
Forfeited or expired.......................................     (95,000)      5.74
                                                               --------      -----
Outstanding at December 31, 1998...........................     730,700       5.62
Granted....................................................     159,500       4.70
Exercised..................................................     (58,950)      3.74
Forfeited or expired.......................................    (143,000)      4.98
                                                               --------      -----
Outstanding at December 31, 1999...........................     688,250      $5.52
                                                               ========      =====
Exercisable at:
     December 31, 1997.....................................     416,450       5.07
     December 31, 1998.....................................     373,700       5.37
     December 31, 1999.....................................     477,500       5.62
                                                               ========      =====

     The following table summarizes information for stock options outstanding at December 31, 1999:

                                                            WEIGHTED
           RANGE OF                              AVERAGE    AVERAGE                    WEIGHTED
           EXERCISE                 NUMBER        LIFE      EXERCISE      NUMBER       EXERCISE
            PRICES                OUTSTANDING    (YEARS)     PRICE      EXERCISABLE     PRICE
           --------               -----------    -------    --------    -----------    --------
$3.58 to $4.04................       66,750       1.08       $4.00              0         N/A
$4.25 to $5.88................      234,500       6.71        4.91        200,000       $4.91
$5.98 to $5.98................      119,500       1.22        5.98         20,000        5.98
$6.00 to $6.88................      267,500       6.51        6.18        257,500        6.15
                                    -------       ----       -----        -------       -----
$3.58 to $6.88................      688,250       6.25       $5.50        477,500       $5.62
                                    =======       ====       =====        =======       =====

     No compensation expense has been recognized for its stock option and stock purchase plans because the exercise price of all options granted under the stock option plan and price of shares issued under the stock purchase plan were not deemed to be less than fair value.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 10. STOCK OPTION PLANS (CONTINUED)
     Had compensation cost for these equity instruments been determined based on the fair value at the grant dates, Kinnard's net income (loss) and earnings
(loss) per share for the years ended December 31, 1997, 1998 and 1999 would have been reduced to the pro forma amounts indicated below:

                                                           1997      1998       1999
                                                          ------    -------    ------
                                                             (IN THOUSANDS, EXCEPT
                                                                PER SHARE DATA)
Net income (loss):
     As reported......................................    $  308    $(3,376)   $2,709
     Pro forma........................................    $ (145)   $(3,514)   $2,357
Basic earnings (loss) per share:
     As reported......................................    $ 0.05    $ (0.58)   $ 0.54
     Pro forma........................................    $(0.02)   $ (0.60)   $ 0.47
Diluted earnings (loss) per share:
     As reported......................................    $ 0.05    $ (0.58)   $ 0.53
     Pro forma........................................    $(0.02)   $ (0.60)   $ 0.46
                                                          ======    =======    ======

     Using the Black-Scholes option pricing model, the estimated weighted average fair value of options granted during 1997, 1998 and 1999 was $2.04, $2.71 and $5.25 per share. The assumptions used in the computations for 1997, 1998 and 1999 are as follows: risk-free interest rate of 6.3%, 5.6% and 6.2%; expected dividend yield of 0% in all three years; expected life of five, four and six years; and expected volatility of 43%, 42% and 61%. Pro forma compensation cost of shares issued under the Employee Stock Purchase Plan is measured based on the discount from market value. At December 31, 1999, the closing price of Kinnard's common stock was $7.44 per share.

NOTE 11. COMMITMENTS

     Kinnard and its subsidiaries lease office space and equipment under various operating leases with remaining terms ranging up to eight years. Certain of these leases have escalation clauses and renewal options. Minimum rentals required under these non-cancelable operating leases are as follows:

                                                       (IN THOUSANDS)
2000...............................................        $  758
2001...............................................           728
2002...............................................           709
2003...............................................           620
2004...............................................           322
Thereafter.........................................           398
                                                           ------
                                                           $3,535
                                                           ======

     Rent expense was $2.9 million, $3.2 million and $2.8 million for the years ended December 31, 1997, 1998 and 1999, respectively.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 11. COMMITMENTS (CONTINUED)
     In the normal course of business, Kinnard enters into underwriting and other commitments. The ultimate settlement of such transactions open at year-end is not expected to have a material effect on the consolidated financial statements.

NOTE 12. LEGAL PROCEEDINGS

     Kinnard is a defendant in various other actions relating to its business, some of which involve claims for unspecified amounts. Although the ultimate resolution of these matters cannot be predicted with certainty, in management's opinion, while their outcome may have a material effect on the earnings in a particular period, the outcome will not have a material adverse effect on the financial condition of Kinnard.

NOTE 13. SEGMENTS

     Kinnard's reportable segments are: retail sales, equity capital markets, fixed income and other. The retail segment consists of various retail branch locations and the financial services division. Equity capital markets consists of equity trading, institutional sales, research and investment banking. Fixed income includes the origination, trading, and institutional sales of fixed income securities. Other consists of general corporate, administrative support functions and net gains or losses on the investment account. Kinnard does not provide balance sheet data for segment reporting as this data is not measured.

     Information concerning operations in these segments of business is as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1997       1998       1999
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Revenue:
     Retail sales...................................    $30,422    $24,737    $28,760
     Equity capital markets.........................     10,192      8,660     11,720
     Fixed income...................................      6,224      5,943      6,182
     Other..........................................      3,008      1,604      8,206
                                                        -------    -------    -------
                                                        $49,846    $40,944    $54,868
                                                        =======    =======    =======
Pretax income (loss):
     Retail sales...................................    $ 4,342    $ 2,501    $ 4,983
     Equity capital markets.........................       (509)    (3,126)    (1,148)
     Fixed income...................................      1,166      1,132        840
     Other..........................................     (4,463)    (6,136)      (162)
                                                        -------    -------    -------
                                                        $   536    $(5,629)   $ 4,513
                                                        =======    =======    =======

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     Kinnard sells securities that are not yet purchased (short sales) for its own account. The establishment of short positions exposes Kinnard to off-balance-sheet market risk in the event prices increase, as Kinnard may be obligated to acquire the securities at prevailing market prices. Due to market fluctuations, the amount necessary to acquire and deliver securities sold but not yet purchased may be greater than the obligation already recorded in the consolidated financial statements.

     In connection with its trading securities, Kinnard does not, nor does it have plans to, utilize interest rate swaps, foreign currency contracts, futures, forward contracts, or other derivatives.

     In the normal course of business, Kinnard's activities involve the execution, settlement and financing of various securities transactions. These activities may expose Kinnard to off-balance-sheet risk in the event the customer or counterparty is unable to fulfill its contractual obligations. Such risks may be increased by volatile trading markets.

     Kinnard clears all transactions for its customers on a fully disclosed basis with a clearing firm that carries all customer accounts and maintains related records. However, Kinnard is liable to the clearing firm for the transactions of its customers. These activities may expose Kinnard to off-balance-sheet risk in the event a customer or counterparty is unable to fulfill its contractual obligations. Kinnard maintains all of its trading securities at the clearing firm. These trading securities may collateralize amounts due to the clearing firm.

     Kinnard is also exposed to the risk of loss on customer transactions in the event of the customer's or counterparty's inability to meet the terms of their contracts, in which case Kinnard may have to purchase or sell financial instruments at prevailing market prices. The impact of unsettled transactions is not expected to have a material effect upon Kinnard's consolidated financial statements.

     Kinnard's customer securities activities are transacted on either a cash or margin basis. Kinnard seeks to control the risks associated with its customer margin activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Kinnard monitors required margin levels daily, and pursuant to such guidelines, requires that customers deposit additional collateral, or reduce margin positions, when necessary.

     As a broker dealer, JGK is engaged in various securities trading and brokerage activities serving a diverse group of corporations, governments, institutions and individual investors. JGK's exposure to credit risk associated with the nonperformance of these customers and the related counterparties in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile security markets, credit markets and regulatory changes which may impair the ability of customers and/or counterparties to satisfy their obligations to Kinnard. This exposure is measured on an individual customer basis, as well as for groups of customers that share similar attributes.

     To alleviate the potential for risk concentrations, Kinnard has established credit limits which are monitored on an on-going basis in light of market conditions.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                 (In thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                                         June 30,             December 31,
                                                                                           2000                   1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                         (Unaudited)
ASSETS
   Cash and cash equivalents                                                             $10,263                 $8,018
   Receivable from clearing firm                                                           4,085                    590
   Miscellaneous receivables                                                               4,028                  2,899
   Trading securities, at market                                                           9,366                 12,976
   Office equipment at cost, less accumulated depreciation
         of $4,089 and $3,594, respectively                                                  989                  1,247
   Investment securities, at fair value                                                   11,392                 13,992
   Deferred income taxes                                                                     702                    354
   Other assets                                                                              290                    351
----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                             $41,115                $40,427
----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
   Securities sold but not yet purchased, at market                                          514                    844
   Accrued compensation                                                                    5,457                  6,233
   Other accounts payable and accrued expenses                                             2,563                  3,158
   Income taxes payable                                                                    1,241                  1,228
----------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                          9,775                 11,463
----------------------------------------------------------------------------------------------------------------------------

Shareholders' equity
   Common stock, $.02 par value; authorized 12,000 shares; issued
       and outstanding 4,909 and 4,782 shares, respectively                                   98                     96
   Additional paid-in capital                                                              6,641                  6,028
   Retained earnings                                                                      24,601                 22,840
----------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                31,340                 28,964
----------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                                               $41,115                $40,427
----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                      (In thousands, except per share data)

----------------------------------------------------------------------------------------------------------------------------
                                                           Three Months Ended                     Six Months Ended
                                                                June 30,                                June 30,
----------------------------------------------------------------------------------------------------------------------------
                                                           2000              1999                  2000              1999
----------------------------------------------------------------------------------------------------------------------------
                                                              (Unaudited)                              (Unaudited)
Revenues:
    Commissions                                           $4,225           $4,347                $10,256             $8,524
    Principal transactions                                 5,848            5,520                 15,172             10,569
    Net gains/(losses) on investment account
                                                            (239)             200                   (591)               872
    Investment banking                                     1,878            1,462                  4,266              2,024
    Interest                                                 542              418                  1,212                811
    Other                                                    963              859                  1,924              1,824
----------------------------------------------------------------------------------------------------------------------------
Total revenues                                            13,217           12,806                 32,239             24,624
----------------------------------------------------------------------------------------------------------------------------

Expenses:
    Compensation and benefits                              9,048            8,433                 21,718             16,063
    Floor brokerage and clearance                          1,096              944                  2,593              1,910
    Communications                                           204              191                    404                389
    Occupancy and equipment                                1,221            1,250                  2,513              2,686
    Other                                                  1,224            1,411                  2,075              2,411
----------------------------------------------------------------------------------------------------------------------------
Total expenses                                            12,793           12,229                 29,303             23,459
----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                   424              577                  2,936              1,165

Income tax expense                                           170              253                  1,175                487
----------------------------------------------------------------------------------------------------------------------------

 Net income                                                 $254             $324                 $1,761               $678
----------------------------------------------------------------------------------------------------------------------------

 Earnings per common share:
       Basic                                               $0.05            $0.06                  $0.36              $0.13
       Diluted                                             $0.05            $0.06                  $0.34              $0.13
----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                 (In thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Total
                                                         Common Stock            Paid-in        Retained      Shareholders'
                                                      Shares       Amount        Capital        Earnings         Equity
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                             5,955           $119       $11,946        $23,507        $35,572
----------------------------------------------------------------------------------------------------------------------------

Issuance of shares under
     the employee stock purchase plan                     13              0            78                            78
Issuance of shares under the
     employee stock option plan                           81              2           379                           381
Repurchase of stock                                     (566)           (11)       (3,138)                       (3,149)
Net loss                                                                                          (3,376)        (3,376)
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                             5,483            110         9,265         20,131         29,506
----------------------------------------------------------------------------------------------------------------------------

Issuance of shares under the
     employee stock option plan                           59              1           367                           368
Repurchase of stock                                     (760)           (15)       (3,604)                       (3,619)
Net income                                                                                         2,709          2,709
----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                             4,782             96         6,028         22,840         28,964
----------------------------------------------------------------------------------------------------------------------------

Issuance of shares under the
     employee stock purchase plan                         19              0           113                           113
Issuance of shares under the
     employee stock option plan                          108              2           500                           502
Net income                                                                                         1,761          1,761
----------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 2000 (unaudited)                     4,909            $98        $6,641        $24,601        $31,340
----------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (In thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                                            Six Months Ended
                                                                                                June 30,
----------------------------------------------------------------------------------------------------------------------------
                                                                                         2000                  1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Cash received from customers and clearing firm                                     $31,404               $21,096
    Cash paid to suppliers and employees                                               (31,248)              (23,285)
    Interest received                                                                    1,212                   811
    Income taxes paid                                                                   (1,510)                 (443)
----------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                                     (142)               (1,821)
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sale of investment securities                                          2,765                 9,173
    Purchases of:
       Office equipment                                                                   (237)                 (307)
       Investment securities                                                              (756)               (5,434)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                                1,772                 3,432
----------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of common stock                                                               615                    68
    Repurchase of common stock                                                              --                (2,247)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                        615                (2,179)
----------------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents                                         2,245                  (568)

Cash and cash equivalents at beginning of period                                         8,018                 2,689

----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                             $10,263                $2,121
----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                 (In thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                                            Six Months Ended
                                                                                                 June 30,
----------------------------------------------------------------------------------------------------------------------------
                                                                                         2000                  1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                                 (Unaudited)
RECONCILIATION OF NET INCOME TO NET CASH
   USED IN OPERATING ACTIVITIES:
    Net income                                                                          $1,761                  $678
    Adjustments to reconcile net income to net cash
        used in operating activities:
            Depreciation and amortization                                                  495                   563
            Net unrealized loss  on investment securities                                1,290                   367
            Net realized gain on sale of investment securities                            (699)               (1,239)
            Deferred income taxes                                                         (348)                 (183)
            (Increase) decrease in:
               Receivable from clearing firm                                            (3,495)                  588
               Miscellaneous receivables                                                (1,129)                  271
               Trading securities, at market                                             3,610                (2,981)
               Income tax receivable                                                                             227
               Other assets                                                                 61                    52
            Increase (decrease) in:
               Securities sold but not yet purchased, at market                           (330)                  548
               Accrued compensation                                                       (776)                 (418)
               Other accounts payable and accrued expenses                                (595)                 (294)
               Income taxes payable                                                         13                    --
----------------------------------------------------------------------------------------------------------------------------
Net cash used in operating activities                                                    ($142)              ($1,821)
----------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The accompanying consolidated financial statements of Kinnard Investments, Inc., (the "Company") have been prepared in conformity with generally accepted accounting principles and should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The results of operations for the three and six month periods ended June 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

              The consolidated statement of financial condition as of June 30, 2000 and other financial information for the three and six month periods ended June 30, 2000 and 1999, are unaudited, but management of the Company believes that all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results of operations for the periods have been included.

NOTE  2.      BINDING ARBITRATION AWARD

              On December 10, 1999, the National Association of Securities Dealers ("NASD") issued a binding arbitration award for $16.6 million in favor of the Company and against Dain Rauscher Corporation ("Dain") and several of its investment executives who were wrongfully recruited by Dain from the Company from 1997 to 1999.

              NASD arbitration awards are not subject to appeal. While Dain has filed a motion with the Hennepin County District Court (the "Court") to vacate the arbitration panel's decision, the Company believes that vacature is unlikely due to the narrow grounds upon which a binding arbitration award may be vacated. Under both Federal and Minnesota Arbitration Acts, the Court must find evidence of fraud, corruption, misconduct or partiality on the part of the arbitration panel, or that the panel exceeded its powers in rendering its award decision.

              The award included compensatory damages of $9.1 million, punitive damages of $7.1 million and reimbursement of legal costs of $350 thousand. Under NASD Rules, Dain is required to pay interest on the unpaid settlement amount based on a statutory interest rate of 5.5%. Upon exhaustion of all vacature efforts, the Company anticipates recognizing up to $16.6 million in revenue from the settlement, plus interest income during the period that the settlement remains unpaid. Recognition of such revenue may result in additional compensation and income tax expense.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  2.      BINDING ARBITRATION AWARD (CONTINUED)

              The following unaudited pro forma information has been prepared assuming that the binding arbitration settlement and related accrued interest had been recognized at the end of the period presented after the impact of certain adjustments to revenue, employee compensation based on current formulas and the related income tax effects thereof.

             PRO FORMA STATEMENT OF OPERATIONS DATA
             (In thousands, except per share data)
             (Unaudited)

             -------------------------------------------------------------------------------------------------------
             Six-month period ended June 30, 2000
             -------------------------------------------------------------------------------------------------------
             Revenues                                                                                $  49,252
             -------------------------------------------------------------------------------------------------------
             Expenses                                                                                $  32,440
             -------------------------------------------------------------------------------------------------------
             Income before income taxes                                                                 16,812
             -------------------------------------------------------------------------------------------------------
             Income tax expense                                                                          6,725
             -------------------------------------------------------------------------------------------------------
             Net income                                                                              $  10,087
             -------------------------------------------------------------------------------------------------------

             Earnings per common share:
             -------------------------------------------------------------------------------------------------------
                 Basic                                                                                $   2.07
                 Diluted                                                                              $   1.96

             Book value per common share:                                                             $   8.08
             -------------------------------------------------------------------------------------------------------

NOTE 3.       OTHER COMMITMENTS AND CONTINGENT LIABILITIES

              John G. Kinnard and Company, Incorporated ("John G. Kinnard") is a defendant in various actions relating to its business, some of which involve claims for unspecified amounts. Although the resolution of these matters cannot be predicted with certainty, management believes that while their outcome may have a material effect on the earnings in a particular period, the outcome will not have a material adverse effect on the financial condition of the Company.


NOTE 4.       SEGMENTS

              The Company's reportable segments are: retail sales, equity capital markets, fixed income and other. The retail segment consists of various retail branch locations and the financial services division. Equity capital markets consists of equity trading, institutional sales, research and investment banking. Fixed income includes the origination, trading, and institutional sales of fixed income securities. Other consists of general corporate and administrative support functions. The Company does not provide balance sheet data for segment reporting as this data is not measured.

                   KINNARD INVESTMENTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4.       SEGMENTS (CONTINUED)

              Information concerning operations in these segments of business is as follows:

                                 (In thousands)
---------------------------------------------------------------------------------------------------------------
                                          Three months ended                      Six months ended
---------------------------------------------------------------------------------------------------------------
June 30,                                2000               1999               2000                  1999
---------------------------------------------------------------------------------------------------------------
 Revenue:
   Retail sales                          $8,348           $7,096            $19,607              $13,992
   Equity capital markets                 3,429            2,628              9,026                5,061
   Fixed income                           1,193            2,467              3,075                3,879
   Other                                    247              615                531                1,692
---------------------------------------------------------------------------------------------------------------
                                         13,217           12,806             32,239               24,624
---------------------------------------------------------------------------------------------------------------
 Pretax income (loss):
   Retail sales                           1,482            1,277              3,898                2,457
   Equity capital markets                   222              (57)             1,296                 (480)
   Fixed income                              50              662                485                  898
   Other                                 (1,330)          (1,305)            (2,743)              (1,710)
---------------------------------------------------------------------------------------------------------------
                                           $424             $577             $2,936               $1,165
---------------------------------------------------------------------------------------------------------------


NOTE 5.       PENDING ACQUISITION


              On June 5, 2000, the Company entered into a definitive merger agreement with Stockwalk.com Group, Inc. (Stockwalk) and SW Acquisition, Inc., a subsidiary of Stockwalk, whereby the Company's securities brokerage and investment banking firms will be combined under the Stockwalk holding company.



              Under the terms of the merger agreement, the Company's shareholders will receive $6.00 in cash and a fraction of a share of Stockwalk common stock in exchange for each share of the Company's common stock that they own. The number of shares of Stockwalk common stock to be received will be determined based upon the average closing price of Stockwalk common stock for the 20 trading days ending on the trading day immediately prior to the date on which all of the conditions in the merger agreement have been satisfied.



              If the average closing price of Stockwalk common stock during the measurement period is between $9.00 and $15.00 per share, the Company's shareholders will receive one-half of a share of Stockwalk common stock together with $6.00 in cash for each share of the Company's common stock that they own. If the average closing price of Stockwalk common stock during the measurement period is above $15.00 per share, the Company's shareholders will receive a fraction of a share of Stockwalk common stock with a nominal value equal to $7.50, together with $6.00 in cash, for each share of the Company's common stock that they own. If the average closing price of Stockwalk common stock during the measurement period is less than $9.00 per share, the Company's shareholders will receive a fraction of a share of Stockwalk common stock with a nominal value equal to $4.50, together with $6.00 in cash, for each share of the Company's common stock that they own.



              The merger is subject to regulatory and shareholder approval, and is expected to be completed in the third quarter of 2000. The meeting of the Company's shareholders to approve the merger transaction has been scheduled for September 5, 2000.

                           STOCKWALK.COM GROUP, INC.
  UNAUDITED CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF FINANCIAL CONDITION

                                                                           AS OF JUNE 30, 2000
                                                                   ------------------------------------
                                                  STOCKWALK.COM                            PRO FORMA
                                                   GROUP, INC.                          ADJUSTMENTS FOR
                                                  JUNE 30, 2000    STEICHEN   KINNARD      STEICHEN
                                                  --------------   --------   -------   ---------------
                                                                 (DOLLARS IN THOUSANDS)

ASSETS
Cash.............................................    $  9,240       $    59  $ 10,263       $  3,000(5)
Cash and cash equivalents -- segregated..........      59,701            --        --            --
Receivables from customers.......................     191,949       120,742        --            --
Receivables from brokers and dealers.............     277,775         9,156        --        (9,156)(6)
Deposits at clearing organizations...............      18,440         1,051     4,085            --
Trading securities owned, at market..............      21,323         2,795     9,366            --
Investments......................................          --            --    11,392            --
Secured demand notes receivable..................      18,475            --        --            --
Intangibles, net of accumulated amortization.....      10,036            --        --        40,242(4)
Other assets.....................................      15,595         2,254     6,009            --
                                                     --------      --------   -------      --------
    Total assets.................................    $622,534      $136,057   $41,115      $ 34,086
                                                     ========      ========   =======      ========
LIABILITIES
Short-term borrowings............................    $ 52,800      $  1,166   $    --      $  7,852(6)
Payables to customers............................     231,283       110,175        --            --
Payables to brokers and dealers..................     272,339         1,425        --            --
Trading securities sold but not yet purchased, at
  market.........................................       1,717           497       514            --
Notes payable....................................       6,270            --        --            --
Liabilities subordinated to claims of general
  creditors......................................      18,475            --        --         3,000(5)
Accounts Payable and other liabilities...........      16,131         3,020     9,261            --
                                                     --------      --------   -------      --------
    Total liabilities............................    $599,015      $116,283   $ 9,775      $ 10,852
SHAREHOLDERS' EQUITY
  Common stock
Authorized shares:
  Common stock...................................         863             2        98           251(7)(8)
Paid-in capital..................................      25,469           439     6,641        42,316(7)(8)
Retained earnings................................      (2,813)       19,333    24,601       (19,333)(8)
                                                     --------      --------   -------      --------
Total Shareholders' equity.......................      23,519        19,774    31,340        23,234
                                                     --------      --------   -------      --------
Total Liabilities and shareholders' equity.......    $622,534      $136,057   $41,115      $ 34,086
                                                     ========      ========   =======      ========

                                                            AS OF JUNE 30, 2000
                                                   ------------------------------------
                                                      PRO FORMA            PRO FORMA
                                                   ADJUSTMENTS FOR      ADJUSTMENTS FOR        PRO-FORMA
                                                       KINNARD             OFFERING          JUNE 30, 2000
                                                   ---------------      ---------------      --------------
                                                                    (DOLLARS IN THOUSANDS)

ASSETS
Cash.............................................     $(25,367)(1)          $19,357(2)          $ 16,552
Cash and cash equivalents -- segregated..........      (40,000)(3)               --               19,701
Receivables from customers.......................       40,000(3)                --              352,691
Receivables from brokers and dealers.............           --                   --              286,775
Deposits at clearing organizations...............        9,000(10)               --               23,576
Trading securities owned, at market..............       (2,264)(1)               --               31,220
Investments......................................      (11,392)(1)               --                   --
Secured demand notes receivable..................           --                   --               18,475
Intangibles, net of accumulated amortization.....       19,441(4)                --               69,719
Other assets.....................................          100(9)             2,191(2)            26,149
                                                      --------              -------             --------
    Total assets.................................     $(10,482)             $21,548             $844,858
                                                      ========              =======             ========
LIABILITIES
Short-term borrowings............................     $     --              $                   $ 61,818
Payables to customers............................           --                   --              341,458
Payables to brokers and dealers..................           --                   --              273,764
Trading securities sold but not yet purchased, at
  market.........................................           --                   --                2,728
Notes payable....................................           --               21,506(2)            27,776
Liabilities subordinated to claims of general
  creditors......................................           --                   --               21,475
Accounts Payable and other liabilities...........           --                   42(2)            28,454
                                                      --------              -------             --------
    Total liabilities............................     $     --              $21,548             $757,473
SHAREHOLDERS' EQUITY
  Common stock
Authorized shares:
  Common stock...................................           41(7)(8)             --             $  1,255
Paid-in capital..................................       14,078(7)(8)             --               88,943
Retained earnings................................      (24,601)(8)               --               (2,813)
                                                      --------              -------             --------
Total Shareholders' equity.......................      (10,482)                  --               87,385
                                                      --------              -------             --------
Total Liabilities and shareholders' equity.......     $(10,482)             $21,548             $844,858
                                                      ========              =======             ========

                           STOCKWALK.COM GROUP, INC.

       UNAUDITED CONSOLIDATED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

                                                         FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
                               ----------------------------------------------------------------------------------------------
                                                                                                      PRO FORMA
                                                                     PRO FORMA       PRO FORMA       ADJUSTMENTS
                               STOCKWALK.COM                        ADJUSTMENTS     ADJUSTMENTS          FOR
                                GROUP, INC.    STEICHEN   KINNARD   FOR STEICHEN    FOR KINNARD       SUB DEBT     PRO FORMA
                               -------------   --------   -------   ------------    -----------      -----------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
  Trading profits............      $17,555     $19,562    $32,368     $    --         $    --          $    --       $ 69,485
  Interest...................       24,849      10,278      2,039          --           3,400(A)            --         40,566
  Commissions................       16,336      18,773     18,377          --              --               --         53,486
  Investment banking.........        9,732       4,845      6,081          --              --               --         20,658
  Clearing fees..............        5,567          --         --          --              --               --          5,567
  Other income...............        4,523       1,222      3,618      (1,906)(H)      (1,690)(B)(J)        --          5,767
                                ----------     -------    -------     -------         -------          -------     ----------
      Total revenues.........       78,562      54,680     62,483      (1,906)          1,710               --        195,529
EXPENSES:
  Employee compensation and
    benefits.................       36,476      32,570     40,283          --          (3,500)(C)           --        105,829
  Clearing fees..............        2,777         333      4,614          --          (1,400)(D)           --          6,324
  Occupancy and equipment....        5,585       1,428      4,988          --            (265)(E)           --         11,736
  Communication..............        9,306       2,650        780          --            (537)(I)           --         12,199
  Interest...................       19,787       5,503         --          --           2,200(A)         2,151(G)      29,641
  Other expense..............        7,526       3,173      5,534       1,990(F)          922(F)           438(K)      19,583
                                ----------     -------    -------     -------         -------          -------     ----------
      Total expenses.........       81,457      45,657     56,199       1,990          (2,580)           2,589        185,312
Income (loss) before income
  taxes......................       (2,895)      9,023      6,284      (3,896)          4,290           (2,589)        10,217
Income tax expense
  (benefit)..................       (1,079)      3,970      2,492        (838)          2,293           (1,139)         5,699
                                 ---------     -------    -------     -------         -------          -------       --------
Net income (loss)............      $(1,816)    $ 5,053    $ 3,792     $(3,058)        $ 1,997          $(1,450)      $  4,518
                                ==========     =======    =======     =======         =======          =======     ==========
BASIC EARNINGS PER COMMON
  SHARE......................       $(0.08)                                                                             $0.13
                                ==========                                                                         ==========
Weighted average shares
  outstanding -- basic.......   21,579,900                                                                         34,000,000
                                ==========                                                                         ==========
DILUTED EARNINGS PER COMMON
  SHARE......................       $(0.08)                                                                             $0.13
                                ==========                                                                         ==========
Weighted average shares
  outstanding -- diluted.....   21,861,800                                                                         34,000,000
                                ==========                                                                         ==========

                           STOCKWALK.COM GROUP, INC.

                   UNAUDITED CONSOLIDATED CONDENSED PRO FORMA
                       FOOTNOTES TO FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     These pro forma financial statements are presented to reflect the combination of Stockwalk.com Group, Inc. (the "Company"), R.J. Steichen & Company and Kinnard Investments, Inc. as well as the receipt of proceeds from the issuance of convertible debt used to finance the acquisitions and related capital requirements for the acquired entities for the periods shown. The statements have been prepared pursuant to the rules and regulations of the SEC and, therefore, do not include all information and notes required by generally accepted accounting principles for complete financial statements. The pro forma financial statements and the related notes are not necessarily indicative of the balance sheet and statements of operations that would have been reported had the combination of the three companies occurred on the dates indicated, nor do they represent a forecast of their combined financial position at any future period.

     The tables set forth the unaudited pro forma financial information of the Company (the "Pro Forma Financial Statements"), which consist of: (i) the Statement of Financial Condition of the Company as of June 30, 2000, which gives effect to the combination of R.J. Steichen & Company and Kinnard Investments, Inc. and assumes the receipt of the net proceeds from and the completion of the offering of Convertible Notes on June 30, 2000, and (ii) the unaudited pro forma statement of operations of the Company for the year ended June 30, 2000, which gives effect to the acquisition of Steichen and Kinnard and assumes the receipt of the net proceeds from the sale and the completion of the offering of the Convertible Notes as if they had occurred on July 1, 1999.

 1) Represents the net reduction of cash related to the following: payment of $6.00 per share for 4,634,991 shares of Kinnard, $4.1 million paid to retire 856,000 options and warrants for Kinnard stock, and $6,950,000 for various acquisition costs including investment banking fees and severance costs; offset by the liquidation of $11.4 million of investments.

 2) Represents the net proceeds from the issuance of $21.5 million of convertible debt and the related deferred financing costs and accrued interest.

 3) Represents the increase in customer receivables resulting from Kinnard's customer margin accounts being held at MJK and funded by cash in the reserve account.

 4) Represents the goodwill and non compete agreements recorded on the respective companies as a result of the acquisitions.

 5) Represents earnings retained per the Steichen agreement.

 6) Represents the reduction in discretionary broker lending and the increase in short-term borrowings in connection with Mr. John E. Feltl removing approximately $17 million of capital.

 7) Represents the issuance of 3.6 million and 6.3 million shares of $.04 par value common stock and additional paid in capital related to the acquisition of Kinnard and Steichen, respectively at $6.00 per share.

 8) Represents the accounting elimination of shares of common stock, related additional paid in capital and remaining retained earnings at acquisition of the respective companies.

 9) Represents the write off of $700,000 of fixed assets of Kinnard, and a $800,000 tax benefit record for the early disposition of stock for the options exercised.

10) Represents the after tax effect of recording the $16.6 million binding arbitration awarded by the NASD in December 1999.

A.) Represents interest revenue and expense on the $40,000,000, of customer margin balances at 8.5% and 5.5%, respectively, moved from Kinnard's current clearing firm to MJK.

B.) Represents the increase in rebates associated with a $100,000,000 average balance held by Kinnard earning the premium rate currently recognized by MJK.

C.) Represents the reduction of compensation and benefit expense of certain
    Kinnard employees offset by retention bonuses in first year offered to certain employees and sales representatives.

D.) Represents the elimination of clearing fees paid to clearing brokers by Kinnard, as a result of Kinnard's trades being cleared by MJK, offset by the increase in administrative costs required to administer the additional transaction volume.

E.) Represents a reduction in the space and related rent for the combined companies.

F.) Represents the amortization of the goodwill of $18.4 million and $40.2 million recorded for Kinnard and Steichen over 20 years.

G.) Represents interest expense on the convertible note.

H.) Represents the reduction of income generated by the approximately $17 million of funds to be removed by Mr. Feltl at closing.

I.) Represents a reduction of quote feeds and other miscellaneous efficiencies of scale.

J.) Represents a reduction of the other income generated by $20 million of excess funds at Kinnard as these funds are depleted to finance the acquisition.

K.) Represents the amortization of $2.2 million of deferred financing costs associated with the issuance of convertible subordinated debt over five years.

(C)      EXHIBITS:

         2.1 Agreement and Plan of Merger, dated June 5, 2000, by and between Kinnard Investments, Inc., Stockwalk.com Group, Inc. and SW Acquisition Corporation*

         23.1    Consent of KPMG LLP

         99.1    Press Release

---------------
* Incorporated by reference to Exhibit 2.7 to Amendment No. 1 to the Registration Statement on Form S-2 of Stockwalk.com Group, Inc. (Registration No. 333-35544) filed on June 23, 2000.

                           FORWARD LOOKING STATEMENTS

         Information contained herein and in the Exhibits attached hereto may contain forward looking statements that involve risks and uncertainties with respect to the fair value of assets acquired, the amount of liabilities assumed and otherwise. These forward looking statements include the words "believes," "expects," "anticipates" and similar expressions. These forward looking statements involve certain risks and uncertainties, including those related to general economic and business conditions, changes in market conditions and competitive pressures.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     STOCKWALK.COM GROUP, INC.



Dated:  September 22, 2000            By: /s/ Philip T. Colton
                                         --------------------------------------
                                      Name:   Philip T. Colton
                                      Title:   Senior Vice President and General
                                               Counsel

                                  EXHIBIT INDEX


2.1 Agreement and Plan of Merger, dated June 5, 2000, by and between Kinnard Investments, Inc., Stockwalk.com Group, Inc. and SW Acquisition Corporation*

23.1     Consent of KPMG LLP

99.1     Press Release


---------------
* Incorporated by reference to Exhibit 2.7 to Amendment No. 1 to the Registration Statement on Form S-2 of Stockwalk.com Group, Inc. (Registration No. 333-35544) filed on June 23, 2000.


                                Exhibit Index-1